EXHIBIT 23.2

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement
on Form S-8 (File No. 33-    ) of our report dated March 30, 1994, on our
auditors of the consolidate financial statements of ICN Pharmaceuticals, Inc. ("Old ICN", as defined in this Registration Statement) as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993. The report referred to above includes an emphasis of a matter paragraph related to certain transactions between affiliates and an explanatory paragraph referring to the change to the equity method of accounting for a previously consolidated subsidiary.

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 33- ) of our report dated February 24, 1994, except for Note 15 to which the date is March 24, 1994, on our audits of the consolidated financial statements of SPI Pharmaceuticals, Inc. as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993. The report referred to above includes an emphasis of a matter paragraph related to certain transactions between affiliates.

We consent to the incorporation by reference in this Registration Statement
on Form S-8 (File No. 33-   ) of our report dated March 4, 1994 on our
audits of the financial statements of Viratek, Inc. as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993. The report referred to above includes an emphasis of a matter paragraph related to certain transactions between affiliates.





COOPERS & LYBRAND L.L.P.
December 20, 1994
Los Angeles, California